     We have acted as counsel to Stockgroup Information Systems, Inc. (the “Company”), a Colorado corporation. In such capacity, we have assisted in the preparation of a registration statement on Form S-8 (the “Registration Statement”), covering an aggregate of 3,300,000 shares of the Company’s common stock (the “Registered Shares”), without par value, issuable under stock options to be granted pursuant to the Company’s 2003 Stock Option Plan Amended (the “Amended Plan”).

     We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have, for the purposes of this opinion, assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

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     Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that the shares which may be issued pursuant to the Amended Plan will be, upon issuance against receipt of the consideration in accordance with the terms of the Amended Plan, validly issued, fully paid and nonassessable.

     This opinion letter is opining upon and is limited to the current federal laws of the United States and the Colorado General Corporation law, including the statutory provisions, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

/s/ Clark Wilson LLP

cc: United States Securities and Exchange Commission